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                                                                    Exhibit 99.1

[LOGO OF AIRGATE PCS]


FOR IMMEDIATE RELEASE

Contact: Alan B. Catherall
         Chief Financial Officer
         404-525-7272

                     AIRGATE PCS, INC. ANNOUNCES pricing of
                         Public Offering of Common Stock

ATLANTA (December 14, 2001) - AirGate PCS, Inc. (Nasdaq/NM: PCSA), a Sprint PCS Network Partner serving parts of the Southeast and Midwest, announced today the pricing of its public offering of four million shares of its common stock at a price of $50 per share. The shares are being offered by certain former stockholders of iPCS, Inc., which became a wholly-owned subsidiary of AirGate PCS in a merger effective November 30, 2001. The Company has also granted the underwriters an option to purchase from AirGate up to an additional 600,000 shares of common stock to cover over-allotments, if any.

Credit Suisse First Boston and Lehman Brothers are the joint book-running managers for the offering. UBS Warburg LLC is the co-lead manager, with William Blair & Company, Thomas Weisel Partners LLC and TD Securities serving as co-managers.

AirGate PCS, Inc. and its subsidiaries are the Sprint PCS Network Partners with the exclusive right to sell Sprint PCS products and services in territories within seven states located in the southeastern and midwestern United States. The territories include over 14.5 million residents in key markets such as Grand Rapids, Michigan; Greenville-Spartanburg, Charleston, and Columbia, South Carolina; Savannah and Augusta, Georgia; Champaign-Urbana and Springfield, Illinois; and the Quad Cities. AirGate PCS is the largest Sprint PCS Network Partner based on the covered population in its territories. As a Sprint PCS Network Partner, AirGate PCS operates its own local PCS networks to exclusively provide 100% digital, 100% PCS products and services under the Sprint and Sprint PCS brand names in its territories.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Copies of the final prospectus relating to the offering may be obtained from the offices of Credit Suisse First Boston, Eleven Madison Avenue, New York, New York 10010 or from the offices of Lehman Brothers, Prospectus Fulfillment c/o ADP Financial Services, 55 Mercedes Way, Edgewood, New Jersey 11717.

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